EXHIBIT 10.1
SEPARATION AGREEMENT

This AGREEMENT (“Agreement”) made this April 25, 2012 (the “Effective Date”), by and between Sterling Jewelers Inc., a Delaware corporation (including its successors and assigns, the “Company”), and William Montalto (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Amended and Restated Employment Agreement, dated as of August 9, 2004, as amended (the “Employment Agreement”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Employment Agreement;

WHEREAS, pursuant to the terms and conditions of the Signet Group plc US Share Option Plan 2003 (the “2003 Share Option Plan”), the Executive holds outstanding options (together, the “Montalto Options”) to purchase shares of Signet Jewelers Limited (“Signet”) pursuant to a Notice of Grant and Option Award Agreement dated as of April 24, 2007 (the “Option Agreement”);

WHEREAS, pursuant to the terms and conditions of the Signet Jewelers Limited Omnibus Incentive Plan (the “Omnibus Plan”) the Executive was granted restricted shares of Signet (the “Restricted Shares”) pursuant to Time-Based Restricted Stock Award Agreements dated as of June 16, 2009, April 2, 2010 and April 12, 2011(together, the “Restricted Stock Agreements”) and performance-based vesting restricted stock units of Signet shares (the “RSU’s”) pursuant to Performance-Based Restricted Stock Unit Award Agreements dated as of April 2, 2010, and April 12, 2011, (together, the “RSU Agreements”);

WHEREAS, the Option Agreement, the Restricted Stock Agreements and the RSU Agreements shall collectively be referred to as the “Equity Award Agreements”;

WHEREAS, the Executive desires to retire and resign from the position of Executive Vice President and Chief Operating Officer of the Company and any other positions he may hold with the Company and any of its direct or indirect affiliates and subsidiaries, effective as of June 29, 2012 (the “Termination Date”);

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company through the Termination Date, pursuant to the terms and conditions of the Employment Agreement;

WHEREAS, Section 9 of the Employment Agreement requires any modification to the Employment Agreement to be in writing signed by the parties;

NOW, THEREFORE, in consideration of such services and the mutual covenants and promises herein contained, the Company and the Executive hereby agree as follows:

1. Resignation.  The Executive acknowledges that upon the Termination Date, he will immediately be deemed to resign, and shall resign, from the position of Executive Vice President and Chief Operating Officer of the Company and all offices and directorships held by him in the Company or any of its subsidiaries or affiliates and shall execute any and all documents reasonably necessary to effect such resignations as requested by the Company.  For the avoidance of any doubt, the Employment Agreement shall remain in full force and effect, as amended by this Agreement, through the Termination Date, after which time the Employment Agreement shall terminate and be of no force or effect, except as otherwise expressly set forth herein.  If the Executive’s employment with the Company terminates for any reason prior to the Termination Date, this Agreement shall terminate without any further liability to any party and the Employment Agreement shall govern the terms and conditions of such termination; provided, however, that Section 3 below shall remain in full force and effect.

2. Termination.

(a) Accrued Benefits.  Subject to the Executive’s continued employment with the Company through the Termination Date, the Executive shall be entitled to receive: (i) the Executive’s Base Salary in effect at the Termination Date to the extent earned or accrued but not yet paid through the Termination Date, payable within thirty (30) days following the Termination Date, (ii) any Annual Bonus (which amount shall be paid during the period commencing on the 15th of April and ending on the 31st of May following the end of the applicable fiscal year of Signet) and/or Long Term Bonus (which amount shall be paid in accordance with the long term incentive plan for executive officers then in effect, as approved by the Signet Remuneration Committee) earned by the Executive for a completed three (3) year fiscal period ending prior to the Termination Date but which remain unpaid as of the Termination Date, (iii) any vacation days for the current year earned but not used by the Executive, payable within thirty (30) days following the Termination Date, (iv) reimbursement for any and all business expenses incurred prior to the Termination Date, subject to the terms of the Company’s reimbursement policy, and (v) any other benefits required by applicable law.

(b)  Termination Payments and Benefits.  Subject to the Executive’s continued employment through the Termination Date, the Executive’s timely execution, delivery and non-revocation of a Release (as described in Section 2(c) below), and Section 4 below, the Executive shall be entitled to receive the following payments and benefits:

(i) a pro rata Annual Bonus for Fiscal Year 2013 equal to the product of (A) the Annual Bonus which the Executive would otherwise have been eligible for Fiscal Year 2013 based on actual performance and (B) a fraction, the numerator of which is the number of calendar days in such performance period through the Termination Date and the denominator of which is 365, which amount shall be paid during the period commencing on April 15, 2013 and ending on May 31, 2013;

(ii) Notwithstanding anything to the contrary in any of the Equity Award Agreements:

(A) the Montalto Options shall remain issued, outstanding and exercisable from the Termination Date through and including June 29, 2013 and shall expire if and to the extent they remain unexercised as of June 30, 2013;

(B) a pro rata portion of the Restricted Shares in respect of each Restricted Stock Agreement shall vest on the Termination Date equal to the product of (1) the number of Restricted Shares granted under such agreement and (2) a fraction, the numerator of which is the number of completed fiscal years of service from the grant date of the applicable Restricted Shares to the Termination Date and denominator of which is three (3);

(C) a pro rata portion of the RSU’s in respect of each RSU Agreement shall vest as of the end of the applicable performance period equal to the product of (1) the number of RSUs granted under such agreement that would have otherwise vested based on actual performance during the applicable performance period (i.e., 0% to 200% of the target number of RSUs) and (2) a fraction, the numerator of which is the number of completed fiscal years that have elapsed during the applicable performance period through and including the Termination Date and the denominator of which is three (3), which RSUs shall be settled at such times as such RSUs would otherwise have been settled absent the Executive’s termination of employment;

Except as set forth in subsections (A), (B) and (C) of this Section 2(b)(ii), the Executive shall remain subject to all terms and conditions set forth in the 2003 Share Option Plan, the Omnibus Plan, as applicable, and the Equity Award Agreements.

(c) The Executive’s entitlement to the amounts set forth in Section 2(b) above shall be subject to the Executive’s execution and delivery to the Company of a general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) on or after the Termination Date and such Release becoming irrevocable within fifteen (15) days following the Termination Date.  For the avoidance of doubt, the Executive shall forfeit any and all payments and benefits set forth in Section 2(b) if the Release has not been executed, delivered to the Company and become irrevocable within such fifteen (15) day period.

3. No Fiscal 2013 LTIP Award.  Notwithstanding anything to the contrary in the Employment Agreement or otherwise, the Executive shall not be entitled to any long term incentive award in respect of the Company’s fiscal year 2013.

4. Restrictive Covenants.  For the avoidance of any doubt, the Executive acknowledges that Sections 6, 7 and 8 of the Employment Agreement shall survive the termination of the Employment Agreement; provided, however, that the “Non-Competition Period,” as defined in Section 7 of the Employment Agreement, shall continue for a period of two (2) years commencing on the Termination Date.  The payments and benefits described herein shall be conditioned upon Executive’s continued compliance with Sections 6, 7 and 8 of the Employment Agreement.

5. Return of Property and Documents. On the Termination Date, Executive shall immediately return to the Company all Company property (including, without limitation, any and all computers, phones, identification cards, card key passes, corporate credit cards, corporate phone cards, files, memoranda, keys and software) in Executive’s possession and Executive shall not retain any duplicates or reproductions of such items.  Executive further agrees that, on the Termination Date, he shall deliver to the Company all copies of any confidential information of the Company in his possession, custody or control and has destroyed all copies of any analyses, compilations, studies or other documents in his possession, custody or control that contain any such confidential information (whether in electronic or paper form).

6. Directors and Officers Insurance.  Notwithstanding anything herein or in the Release to the contrary: (i) the Executive’s right to indemnification or to be held harmless pursuant to applicable corporate governance documents, director and officer indemnification agreements and/or applicable laws; and (ii) the Executive’s right to make claims or seek reimbursement pursuant to the Company’s directors’ and officers’ insurance policies, shall survive the termination of the Executive’s employment and such rights shall not be released pursuant to the Release.

7. Severability.  In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

8. Waiver.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

9. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio, without reference to its choice of law rules.

10. Withholding.  The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

11. Entire Agreement.  This Agreement, the Release and the Employment Agreement, to the extent it expressly survives under the terms of this Agreement, constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersede all prior agreements, arrangements and understandings, whether written or oral, between the parties.  The Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release.  This Agreement and the Release may not be altered or modified other than in a writing signed by the Executive and an authorized representative of the Company.

12. Notices.  All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Executive:        Mr. William Montalto
                                                317 Lake Point drive
Akron, Ohio 44333

If to the Company:        c/o Sterling Jewelers Inc.
375 Ghent Road
Akron, Ohio 44313
Fax: (330) 668-5291
Attn: Chief Financial Officer

with a copy to:              Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Amy Rubin, Esq.
Telephone: (212) 310-8691
Facsimile: (212) 310-8007

                      If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

13. Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and assigns, except that the Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

14. Section 409A.

(a) Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code and regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permissible, the Agreement shall be interpreted to that end.  If any benefit or payment is deemed to not comply with Section 409A, the Company and the Executive agree to renegotiate in good faith any such benefit or payment so that either Section 409A will not apply or compliance with Section 409A will be achieved.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment shall be within the sole discretion of the Company.  If under this Agreement, an amount is paid in two (2) or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(b) Specified Employee Delay Period.  If the Executive is deemed on the date of termination of employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

(d) No Section 409A Liability.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

15. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STERLING JEWELERS INC.

By:	/s/ Robert D. Trabucco
	Name:	Robert D. Trabucco
	Title:	Director

EXECUTIVE

By:	/s/ William Montalto
	Name:	William Montalto

[Signature Page to Montalto Separation Agreement]

Exhibit A

RELEASE AGREEMENT

THIS RELEASE (the “Release”) dated as of ___________, 2012 between Sterling Jewelers Inc., a Delaware corporation (the “Company”), and William Montalto (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a separation agreement dated as of April 25, 2012 (the “Separation Agreement”) pursuant to which the Executive's employment with the Company shall terminate as of January 29, 2012 (the “Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Separation Agreement, the Company and the Executive agree as follows:

1. Capitalized terms not defined herein shall have the meaning as defined under the Separation Agreement.

2. In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 2, as applicable, of the Separation Agreement, which is attached hereto and made a part hereof.

3. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, without limitation, any tort and/or contract claims, common law or statutory claims, claims under any local, state or federal wage and hour law, wage collection law or labor relations law, claims under any common law or other statute, claims of age, race, sex, sexual orientation, religious, disability, national origin, ancestry, citizenship, retaliation or any other claim of employment discrimination, including under Title VII of the Civil Rights Acts of 1964 and 1991, as amended (42 U.S.C. §§ 2000e et seq.), Age Discrimination in Employment Act, as amended (29 U.S.C. §§ 621, et seq.); the Americans with Disabilities Act (42 U.S.C. §§ 12101 et seq.), the Rehabilitation Act of 1973 (29 U.S.C. 701 et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601 et seq.), the Fair Labor Standards Act (29 U.S.C. §§ 201 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§ 1001 et seq.) and any other law (including any state or local law or ordinance) prohibiting employment discrimination or relating to employment, retaliation in employment, termination of employment, wages, benefits or otherwise. If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

4. The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its subsidiaries or affiliates (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Certificate of Incorporation and all agreements thereunder, (ii) to pay any amounts or benefits pursuant to Section 2 of this Release to which the Executive is entitled under the Separation Agreement, or (iii) with respect to the Executive’s rights as a shareholder of the Company, Signet or any of their subsidiaries.

5. Executive acknowledges that pursuant to the Release set forth in Paragraph 3 above, Executive is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that Executive’s waiver and release of such rights is knowing and voluntary. Executive acknowledges that the consideration given for the ADEA waiver and release under this Release is in addition to anything of value to which Employee was already entitled.

(a) Executive further acknowledges that he has been advised by this writing that:

(i) Executive should consult with an attorney prior to executing this Release and has had an opportunity to do so;

(ii) Executive has been provided at least twenty-one (21) days within which to consider this ADEA waiver and release;

(iii) Executive has seven (7) days following Executive’s execution of this Release to revoke this ADEA waiver and release, but only by providing written notice of such revocation to the Company in accordance with the “Notices” provision in Section 11 of the Separation Agreement;

(iv) the ADEA waiver and release shall not be effective until the seven (7) day revocation period has expired; and

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(v) the twenty-one (21) day period set forth above shall run from the date Executive receives this Release. The Parties agree that any modifications made to this Agreement prior to its execution shall not restart, or otherwise affect, this twenty-one day (21) period.

(b) Notwithstanding the acknowledgements in Paragraphs 5(a)(iii) and (iv), Executive agrees and acknowledges that (i) Executive has knowingly and voluntarily elected to waive his right to the seven (7) day revocation period described in Paragraph 5(a) above and, as a result, the Release shall be irrevocable as of the date of execution, (ii) Executive has been informed that he should consult with an attorney prior to waiving such right, and (iii) Executive has received advice of legal counsel that Executive may waive such seven (7) day revocation period and this ADEA waiver and release shall remain effective.

(c) It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6. This Release shall become effective on the first (1st) day that this Release becomes irrevocable under Paragraph 5(b). All payments due to the Executive shall be payable in accordance with the terms of the Separation Agreement.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

STERLING JEWELERS INC.

By:
Name:
Title:

EXECUTIVE

By:
Name:

[Signature Page to Montalto Release Agreement]

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